UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2022
Conformis, Inc.
(Exact Name of Company as Specified in Charter)

Delaware	001-37474	56-2463152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Technology Park Drive
Billerica, MA 01821
(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code: (781) 345-9001

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	CFMS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2022, Conformis, Inc. (the “Company”), announced that Denise Pedulla has been appointed by the Company’s Board of Directors (the “Board”) to serve as the Company’s Chief Legal Officer and Corporate Secretary, effective March 14, 2022. In her role, Ms. Pedulla will oversee the Company’s global legal organization.

Ms. Pedulla, age 62, previously served as the General Counsel and Corporate Secretary at Neogenomics, Inc. (“Neogenomins”), a clinical laboratory, pharmaceutical services, and bioinformatics company, from 2015 to 2021. Prior to that she held various leadership roles at Berkeley Research Group, Orthofix International N.V., and Fresenius Medical Care NA. Ms. Pedulla received her Master of Public Health from Harvard University, and her Juris Doctor from Suffolk University School of Law.

In connection with her appointment, Ms. Pedulla and the Company entered into an employment agreement, dated February 28, 2022, related to her commencement of employment on March 14, 2022 (the “Employment Agreement”). The Employment Agreement provides for an initial annual base salary of $375,000. Ms. Pedulla is also eligible, in the sole discretion of the Compensation Committee of the Board, to receive an annual bonus of at least Forty percent (40%) of her annual base salary.

As an inducement to Ms. Pedulla agreeing to employment with the Company, the Board granted to Ms. Pedulla on March 14, 2022 (i) a restricted stock unit award of 450,000 shares of the Company’s common stock, and (ii) stock options to acquire 450,000 shares of the Company’s common stock (with an exercise price equal to the closing price of the common stock on the grant date). The restricted stock units and stock options both vest in various staggered installments over an 8-year period, as set forth in the respective award agreements, subject to service by Ms. Pedulla through the applicable vesting dates.

The Employment Agreement provides that Ms. Pedulla’s employment with the Company is at will and may be terminated by either party at any time for any or no reason or cause (as defined in the Employment Agreement). In the event the Company terminates her employment other than for cause, or if Ms. Pedulla terminates her employment for good reason (as defined in the Employment Agreement), the Company is required to (i) continue to pay her base salary for a period of six months (twelve months if such termination occurs during the three months preceding or twelve months following a change of control), and (ii) provide Ms. Pedulla with continuation of health insurance coverage for such same period, and (iii) accelerate certain of Ms. Pedulla’s unvested equity awards.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, which is filed herewith as Exhibit 10.1.

Item 7.01.	Regulation FD Disclosure.
On March 14, 2022, the Company issued a press release furnished herewith as Exhibit 99.1 regarding certain of the matters described in Item 5.02.

The information contained in this Item 7.01, including the press release attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Inducement Restricted Stock Unit Agreement with Denise Pedulla, dated March 14, 2022
10.2	Inducement Non-Statutory Stock Option Agreement with Denise Pedulla, dated March 14, 2022
10.3	Employment Agreement, dated February 28, 2022, between Conformis, Inc. and Denise Pedulla
99.1*	EX-99.1 Press Release, dated March 14, 2022

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONFORMIS, INC.

Date: March 14, 2022	By:	/s/ Robert S. Howe
Robert S. Howe
Chief Financial Officer